Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 29, 2012, relating to the financial statements, which appears in Mesa Laboratories, Inc.’s Annual Report on Form 10-K for the year ended March 31, 2012.  We also consent to the reference to our firm in this Prospectus under the caption “Experts”.

/s/ EKS&H LLLP

EKS&H LLLP

February 27, 2013

Denver, Colorado